As filed with the Securities and Exchange Commission on July 31, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

KINGSWAY FINANCIAL SERVICES INC.

(Exact name of Registrant as specified in its charter)

Ontario	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5310 Explorer Drive, Suite 200

Mississauga, Ontario L4W 5H8, Canada

(905) 629-7888

(Address, including zip code, and telephone number of Registrant’s principal executive offices)

Kingsway Financial Services Inc. Amended and Restated Stock Option Plan

(Full title of the plan)

James R. Zuhlke

Kingsway America Inc.

1515 Woodfield Road, Suite 820

Schaumburg, Illinois 60173

(847) 619-7610

(Name, address and telephone number of agent for service)

Copies to:

Janet O. Love, Esq.

Lord, Bissell & Brook

115 South LaSalle Street

Chicago, Illinois 60603

(312) 443-0700

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share		Proposed maximum aggregate offering price			Amount of registration fee

Common Shares, no par value (including associated common share purchase rights)(4)	2,300,000	US$14.22	(3)	US$	29,743,459.23	(3)	US$	2,406.25

(1)	Represents the maximum number of Common Shares of the Company that may be issued hereunder.
(2)	Together with an indeterminant number of additional shares which may be necessary to adjust the number of shares held by the Plan as a result of any future stock split, stock dividend or similar adjustment of the outstanding Common Shares of the Company.
(3)	Estimated pursuant to Rule 457(c) and (h) of the Securities Act of 1933 solely for the purpose of calculating the registration fee and based on an exercise price of US$5.64 (C$7.80) with respect to 41,333 shares, US$14.22 (C$19.66) with respect to 114,000 shares, US$9.79 (C$13.53) with respect to 197,500 shares and the average of the high and low prices of the Common Shares as reported on the New York Stock Exchange on July 28, 2003 with respect to the remaining 1,947,167 shares. Calculated using the noon buying rate in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York on July 28, 2003.
(4)	The rights will initially trade together with the common shares. The value attributable to the rights, if any, is reflected in the offering price for the common shares.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by Kingsway Financial Services Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference.

1.	The Company’s Annual Report on Form 40-F filed with the Commission on May 14, 2003;

2.	The Company’s Report on Form 6-K filed with the Commission on March 3, 2003;

3.	The Company’s Report of Form 6-K filed with the Commission on May 7, 2003;

4.	The Company’s Report on Form 6-K filed with the Commission on May 12, 2003;

5.	The Company’s Report of Form 6-K filed with the Commission on May 15, 2003;

6.	The Company’s Report on Form 6-K filed with the Commission on May 28, 2003; and

7.	The description of the Company’s Common Shares, no par value (the “Common Shares”), contained in the Company’s Registration Statement on Form 40-F filed with the Commission in July 2001 pursuant to the Securities Exchange Act of 1934, including any amendment or report updating such description.

In addition, each document or report subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document or report incorporated into this Registration Statement by reference shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement or by any subsequently furnished appendix to this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The opinion of Fogler, Rubinoff LLP is included as Exhibit 5 of this Registration Statement. Michael Slan, a partner of Fogler, Rubinoff LLP is the Company’s corporate secretary. Mr. Slan beneficially owns, or exercises control or direction over, 20,100 shares of the Company’s Common Shares, including options to acquire 10,000 Common Shares exercisable within sixty (60) days.

Item 6.	Indemnification of Directors and Officers.

Under the Business Corporations Act (Ontario), the Company may indemnify a present or former director or officer of the Company or a person who acts or acted at the Company’s request as a director or officer of another corporation of which the Company is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been such a director or officer if the director or officer acted honestly and in good faith with a view to the best interests of the Company, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. A director or officer is entitled to indemnification from the Company as a matter of right if he was substantially successful on the merits in his defense of the action or proceeding and fulfilled the conditions set forth above.

In accordance with the Business Corporations Act (Ontario), the Company’s by-laws provide that the Company shall indemnify a director or officer of the Company, a former director or officer of the Company, or a person who acts or acted at the Company’s request as a director or officer of another corporation of which the Company is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been such a director or officer if he acted honestly and in good faith with a view to the best interests of the Company, and, in the case of a criminal action or administrative action or proceeding that is enforced by monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

The Company has purchased directors’ and officers’ liability insurance for the directors and officers of the Company and its subsidiaries. The annual insurance coverage under the policy is limited to C$45 million per occurrence per policy year in the aggregate. There is a C$1,000,000 deductible provision per occurrence for any claim made by the Company, but no such deductible provision for claims if made for claims by any director or officer.

Insofar as indemnification for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
4.1	Articles of Incorporation of the Registrant with all amendments thereto, as filed with the Ministry of Consumer and Commercial Relations of Ontario, Canada.

4.2	Shareholder Rights Plan Agreement dated March 15, 1999 by and between Kingsway Financial Services Inc. and Montreal Trust Company of Canada.

4.3	Form of Common Share certificate of the Registrant.

5	Opinion of Fogler, Rubinoff LLP

23.1	Consent of Independent Auditors

23.2	Consent of Appointed Actuary

24	Power of Attorney (included on signature page)

99	Kingsway Financial Services Inc. Amended and Restated Stock Option Plan

Item 9.	Undertakings.

The undersigned Company hereby undertakes:

A. (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mississauga, Province of Ontario, Country of Canada, on July 31, 2003.

KINGSWAY FINANCIAL SERVICES, INC.
By:	/S/ WILLIAM G. STAR
William G. Star Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned, being a director or officer, or both, of Kingsway Financial Services Inc., a corporation organized under the laws of Ontario, Canada, hereby constitutes and appoints William G. Star, W. Shaun Jackson and James R. Zuhlke, and each of them, with full power to act without the others, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite, necessary or advisable to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/S/ WILLIAM G. STAR William G. Star	Chairman, President and Chief Executive Officer (Principal Executive Officer)	July 31, 2003

/S/ W. SHAUN JACKSON W. Shaun Jackson	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 31, 2003

/S/ DAVID H. ATKINS David H. Atkins	Director	July 31, 2003

/S/ JOHN L. BEAMISH John L. Beamish	Director	July 31, 2003

Thomas A. Di Giacomo	Director	July 31, 2003

/S/ BERNARD GLUCKSTEIN Bernard Gluckstein	Director	July 31, 2003

/S/ J. BRIAN REEVE J. Brian Reeve	Director	July 31, 2003

/S/ F. MICHAEL WALSH F. Michael Walsh	Lead Director	July 31, 2003

/S/ JAMES R. ZUHLKE James R. Zuhlke	Director	July 31, 2003

/S/ JAMES R. ZUHLKE James R. Zuhlke	Authorized United States Representative	July 31, 2003

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Articles of Incorporation of the Registrant with all amendments thereto, as filed with the Ministry of Consumer and Commercial Relations of Ontario, Canada.

4.2	Shareholder Rights Plan Agreement dated March 15, 1999 by and between Kingsway Financial Services Inc. and Montreal Trust Company of Canada.

4.3	Form of Common Share certificate of the Registrant.

5	Opinion of Fogler, Rubinoff LLP

23.1	Consent of Independent Auditors

23.2	Consent of Appointed Actuary

24	Power of Attorney (included on signature page)

99	Kingsway Financial Services Inc. Amended and Restated Stock Option Plan